                                   EXHIBIT 4.6



                         NOVAMERICAN TUBE HOLDINGS, INC.

                                  as Purchaser







                                       and







                                ISG VENTURE INC.

                                    as Vendor











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                               PURCHASE AGREEMENT

                                  June 30, 2003



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                               PURCHASE AGREEMENT


     Purchase Agreement dated June 30, 2003, by and between NoVAMERICAN TUBE HOLDINGS, Inc. a corporation incorporated under the laws of Delaware (the "PURCHASER") and ISG VENTURE INC., a corporation incorporated under the laws of Delaware (the "VENDOR").

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINED TERMS.

     Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

     (a) "AFFILIATE" means in respect of a Person (i) any body corporate of which the Person beneficially owns, directly or indirectly, voting securities carrying more than 50 per cent (50%) of the voting rights attached to all voting securities of the body corporate for the time being outstanding, or (ii) any partner or relatives of such Person.

     (b) "AGREEMENT" means this Purchase Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "HEREIN", "HEREOF", "HERETO", "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular Article, Section or other subdivision; "ARTICLE", "SECTION" or other subdivision of this Agreement means and refers to the specified Article, Section or other subdivision of this Agreement.

     (c) "AUTHORIZATION" means, with respect to any Person, any order, permit, approval, registration, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over such Person.

     (d) "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Montreal, Canada, or Richfield, Ohio, are not open for business during normal business hours.

     (e) "CLOSING" means the completion of the transaction of purchase and sale contemplated in this Agreement.

     (f) "CLOSING DATE" means the date which is no later than July 7, 2003, or such other date as may be agreed to by the Parties.

     (g) "COMPANY" means BethNova Tube, LLC, a Delaware limited liability company formed pursuant to that certain Formation and Operating Agreement dated as of February 2, 2000 between Bethlehem Steel Corporation and Novamerican Tube Holdings, Inc. as equal members.

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     (h)  "CONSENT" means the consent of a contracting party to the completion of the transactions contemplated in this Agreement, as required by the terms of any contract to which the Vendor or the Company is a party.

     (i) "GAAP" means, at any time, accounting principles generally accepted in the United States of America, at the relevant time applied on a basis consistent with that of the most recently-completed financial year of the Company.

     (j) "GOVERNMENTAL ENTITY" means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

     (k) "INTERIM PERIOD" means the period commencing on the date hereof and ending on the Closing Date.

     (l) "LAWS" means (i) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international; (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any Governmental Entity; and (iii) all policies, practices and guidelines of any Governmental Entity which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Party or Person referred to in the context in which such word is used; and "LAW" shall mean any one of them.

     (m) "LIEN" means any mortgage, charge, pledge, prior claim, hypothec, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

     (n) "PARTIES" means the Vendor and the Purchaser and any other Person who may become a party to this Agreement.

     (o) "PERSON" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

     (p) "PURCHASER" has the meaning ascribed to it in the initial description of the Parties hereto.

     (q) "PURCHASED INTEREST" means all of the units, member loans, capital and undistributed earnings, and any additions thereto of the Vendor in the Company, including all of what was formerly the Bethlehem Steel Corporation's interest in the Company, which the Vendor recently acquired as part of the US Federal Bankruptcy Court approved asset sale between Bethlehem Steel Corporation and the Vendor.

     (r) "VENDOR" has the meaning ascribed to it in the initial description of the Parties hereto.

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1.2 OTHER DEFINED TERMS

     In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding
Sections:

        TERM                                                       SECTION
        ----                                                       -------
        Cash Price.............................................      2.2
        Damages ...............................................      7.1
        Indemnified Party......................................      7.2
        Indemnifying Party.....................................      7.2
        ITA ...................................................      3.1(f)
        Order .................................................      3.1(b)
        Public Statement ......................................      9.3
        Purchase Price ........................................      2.2
        Third Party Claim .....................................      7.3(a)

1.3 GENDER AND NUMBER.

     Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

1.4 HEADINGS, ETC.

     The provision of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.5 CURRENCY.

     All references in this Agreement to dollars or to "$", unless otherwise specifically indicated, refer to United States currency.

1.6 KNOWLEDGE.

     Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Vendor, it shall be deemed to refer to the collective actual knowledge of the Vendor, the members of its board of directors, its officers and its employees, after due inquiry.

1.7 ACCOUNTING TERMS.

     All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

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1.8 INCORPORATION OF SCHEDULES.

     The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

                                   ARTICLE 2
                      PURCHASED INTEREST AND PURCHASE PRICE

2.1 PURCHASE AND SALE.

     Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase from the Vendor, all of the Purchased Interest.

2.2 PURCHASE PRICE.

     The purchase price (the "PURCHASE PRICE") payable by the Purchaser to the Vendor for the Purchased Interest is equal to Four Million One Hundred Thousand Dollars ($4,100,000).

2.3 PAYMENT OF THE PURCHASE PRICE.

     The Purchase Price is payable by the Purchaser on the Closing Date, by way of wire transfer of immediately available funds to the bank account designated in SCHEDULE 2.3.

2.4 PURCHASE PRICE ALLOCATION.

     The Parties agree to allocate the Purchase Price for all United States Federal, state and local income tax purposes (including IRS Form 8594), and the Parties further agree that they will not take any inconsistent or contrary position therewith for any purpose. For further clarity, the Parties agree that the allocation of the net assets acquired by the Purchaser, resulting from the purchase of the Purchased Interest and the assets distributed to the Purchaser by the deemed liquidation of the Company, shall be made based upon the residual method established under the Internal Revenue Code of 1986, as amended.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF VENDOR.

     The Vendor represents and warrants as follows to the Purchaser, and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Interest:

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     (a)  INCORPORATION AND CORPORATE POWER. The Vendor is a corporation duly incorporated and existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement.

     (b) SUCCESSOR IN INTEREST. The Vendor acquired all of the interest in the Company held by Bethlehem Steel Corporation, including, without limitation, the Purchased Interest, on May 7, 2003 pursuant to an order of the United States Bankruptcy Court for the Southern District of New York, dated April 23, 2003 (the "ORDER"), a true copy of which Order is attached hereto as SCHEDULE 3.1(b). The Order is in full force and effect, all appeal periods in respect of the Order have expired and, except for appeals that are not relevant for the purpose of the Closing and that have or shall have no effect on the Company or the Purchaser, no appeal has been taken or filed; to the Vendor's knowledge, there are no proceedings pending or threatened which bring into question the effectiveness of the Order or seek its modification or cancellation.

     (c) VALIDITY OF AGREEMENT. The execution, delivery and performance by the Vendor of this Agreement:

          (i) have been duly authorized by all necessary corporate actions on the part of the Vendor;

          (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of any contracts to which the Vendor is a party; and

          (iii) will not result in the violation of any Law.

     (d) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by, and constitute legal, valid and binding obligations of the Vendor, enforceable against it in accordance with their respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, reorganization, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

     (e) TITLE TO PURCHASED INTEREST. The Vendor (i) is the sole owner of the Purchased Interest, with a good title thereto, free and clear of all Liens; (ii) has not granted any participation or other interest or assignment, other option or rights to the Purchased Interest, or agreed to do so, other than to the Purchaser and (iii) has not pledged, collaterally assigned or otherwise hypothecated any interest in the Purchased Interest or agreed to do so, other than to the Purchaser. Upon Closing, the Purchaser will have good and valid title to the Purchased Interest, free and clear of all Liens.

     (f) NO OTHER AGREEMENT TO PURCHASE. Except for the Purchaser's rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition from the Vendor of any of the Purchased Interest.

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     (g)  NO CONSENT REQUIRED. No Consent is required for the completion of the transactions contemplated in this Agreement.

3.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     The Purchaser represents and warrants as follows to the Vendor and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Interest:

     (a) INCORPORATION AND CORPORATE POWER. The Purchaser is a corporation duly incorporated and existing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement.

     (b) VALIDITY OF AGREEMENT. The execution, delivery and performance by the Purchaser of this Agreement:

          (i) have been duly authorized by all necessary corporate action on the part of the Purchaser;

          (ii) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of its constating documents or by-laws or any contracts or instruments to which it is a party or pursuant to which any of its assets or property may be affected; and

          (iii) will not result in the violation of any Law.

     (c) EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, reorganization, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

3.3 NO TIME LIMITATIONS.

     The representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of the other Party, shall continue in full force and effect without limitation of time.

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                                   ARTICLE 4
                              PRE-CLOSING COVENANTS

4.1 NOTICE OF UNTRUE REPRESENTATION OR WARRANTY.

     Vendor shall promptly notify Purchaser, and Purchaser shall promptly notify Vendor, upon any representation or warranty made by either of them contained in this Agreement becoming untrue or incorrect during the Interim Period. Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendor or Purchaser, as the case may be, to rectify that state of affairs.

                                   ARTICLE 5
                              CONDITIONS OF CLOSING

5.1 CONDITIONS FOR THE BENEFIT OF PURCHASER.

     The purchase and sale of the Purchased Interest is subject to the following conditions to be fulfilled or performed at or prior to the Closing Date, which conditions are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in its sole discretion:

     (a) TRUTH OF REPRESENTATIONS, WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Vendor contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, Vendor shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing, and Vendor shall have executed and delivered a certificate to that effect in a form to be agreed to by the Parties, acting reasonably. The receipt of such certificate and the Closing shall not constitute a waiver by Purchaser of any of the representations and warranties or convenants of Vendor which are contained in this Agreement.

     (b) DELIVERIES. Vendor shall deliver or cause to be delivered to Purchaser the following in form and substance satisfactory to Purchaser, acting reasonably:

          (i)  all records and books of the Company then held by the Vendor;

          (ii) an agreement substantially in the form set out in
               SCHEDULE 5.1(b)(i) with respect to the assignment of Vendor's member loans, capital and undistributed earnings and any additions thereto;

          (iii) the certificate referred to in Section 5.1(a);

          (iv) a release from the Vendor in favour of the Company, the Purchaser and Novamerican Steel Inc., the whole substantially in the form set out in SCHEDULE 5.1(b)(iv);

          (v) the resignation of the managers and officers of the Company nominated by it or Bethlehem Steel Corporation; and

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          (vi) a Supply Agreement in a form satisfactory to both Parties and their attorneys, acting reasonably.

     (c) NO LEGAL ACTION. No action or proceeding shall be pending or threatened by any Person (other than Purchaser) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

5.2 TERMINATION BY PURCHASER.

     If any of the conditions set forth in Section 5.1 have not been fulfilled or waived at or prior to the Closing Date or any obligation or covenant of Vendor to be performed at or prior to Closing has not been observed or performed by such time, Purchaser may terminate this Agreement by notice in writing to Vendor, and in such event Purchaser shall be released from all obligations save and except for its obligations hereunder by reason of such termination under Sections 9.3 and 9.5 which shall survive. Vendor shall only be released from its obligations if the condition or conditions for the non-performance of which Purchaser has terminated this Agreement are not reasonably capable of being performed or caused to be performed by Vendor. If Purchaser waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. Purchaser's right of termination under this Article 5 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Except as otherwise provided herein, nothing in Article 5 shall limit or affect any other rights or causes of action Purchaser may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

5.3 CONDITIONS FOR THE BENEFIT OF VENDOR.

     The purchase and sale of the Purchased Interest is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of Vendor and may be waived, in whole or in part, by Vendor in its sole discretion:

     (a) TRUTH OF REPRESENTATIONS, WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, Purchaser shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing Date, and Purchaser shall have executed and delivered a certificate to that effect in a form to be agreed to by the Parties, acting reasonably. The receipt of such certificate and the Closing shall not constitute a waiver of the representations and warranties of Purchaser or of the covenants of Purchaser which are contained in this Agreement. Upon delivery of such certificate, the representations and warranties of Purchaser in Article 3 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

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     (b)  DELIVERIES. Purchaser shall deliver or cause to be delivered to Vendor the following in form and substance satisfactory to Vendor, acting reasonably:

          (i)  the certificate referred to in Section 5.3(a); and

          (ii) a Supply Agreement in a form satisfactory to both Parties and their attorneys, acting reasonably.

     (c) NO LEGAL ACTION. No action or proceeding shall be pending or threatened by any Person (other than Vendor) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

5.4 TERMINATION BY VENDOR.

     If any of the conditions set forth in Section 5.3 have not been fulfilled or waived at or prior to the Closing Date or any obligation or covenant of Purchaser to be performed at or prior to the Closing Date has not been observed or performed by such time, Vendor may terminate this Agreement by notice in writing to Purchaser, and in such event Vendor shall be released from all obligations hereunder save and except for their obligations under Sections 9.3 and 9.5, which shall survive. Purchaser shall only be released from its obligations hereunder by reason of such termination if the condition or conditions for the non-performance of which Vendor has terminated this Agreement are not reasonably capable of being performed or caused to be performed by Purchaser. If Vendor waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of their rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. Vendor's right of termination under this Article 5 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Except as otherwise provided herein, nothing in Article 5 shall limit or affect any other rights or causes of action Vendor may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

                                    ARTICLE 6
                                     CLOSING

6.1 DATE, TIME AND PLACE OF CLOSING.

     The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at the offices of Stikeman Elliott LLP, 1155 Rene-Levesque Boulevard West, 40th floor, Montreal, Quebec H3B 3V2, at 10:00 a.m. (Montreal time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between Vendor and Purchaser.

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                                   ARTICLE 7
                                 INDEMNIFICATION

7.1 MUTUAL INDEMNIFICATION.

     The Vendor shall indemnify and save each of the Purchaser and the Company harmless, and Purchaser shall indemnify and save the Vendor harmless, of and from any loss, liability, claim, damage (including incidental and consequential damage) or expense (whether or not involving a third-party claim) including reasonable legal expenses, whether known or unknown (collectively, "Damages") suffered by, imposed upon or asserted against the Purchaser, the Company or the Vendor, as the case may be, as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

     (a)  any failure to perform or fulfil any covenant under this Agreement;
          and

     (b) any breach or inaccuracy of any representation or warranty contained in this Agreement.

7.2 NOTIFICATION.

     Promptly upon obtaining knowledge thereof, the Party being indemnified hereunder (the "INDEMNIFIED PARTY") shall notify the Party responsible for providing indemnification hereunder (the "INDEMNIFYING PARTY") of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 7. The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this
Article 7.

7.3 DEFENSE OF THIRD PARTY CLAIM.

     (a) If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "THIRD PARTY CLAIM"), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under Section
          7.2 and upon giving notice to the Indemnified Party within ten (10) calendar days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that
          (a) the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense; (b) the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party; and (c) the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim.

     (b) The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), unless (a) the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party or the Company to admit any wrongdoing or take or refrain from taking any action; and (b) the Indemnified Party receives, as part of the

                                       11
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          compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

     (c) With respect to any Third Party Claim at the request of the Indemnifying Party, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all assistance, documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.

7.4 LIMITATION OF DAMAGES.

     The liability of Vendor to Purchaser for Damages hereunder shall not exceed the amount of the Purchase Price. The limitation contained in this Section 7.4 shall not apply in the case of Damages suffered by the Purchaser as a result of Vendor's fraud or fraudulent misrepresentation.

7.5 EXCLUSIVE REMEDY.

     Except for the right of termination provided in Article 5, the indemnification provided in this Article 7 shall be the exclusive remedy for any breach of this Agreement, with the exception of fraud, in which case the parties shall be entitled to all remedies available at law or in equity.

                                    ARTICLE 8
                                    COVENANTS

8.1 CONFIDENTIALITY.

     After the Closing, the Vendor will keep confidential and will not use or disclose any information in its possession or under its control relating to the Company or its business, affairs or assets, unless such information is or becomes generally available to the public other than as a result of a disclosure by the Vendor in violation of this Agreement.

8.2 NON-COMPETITION.

     The Vendor agrees that neither it, nor any of its Affiliates shall, directly or indirectly, in any capacity whatsoever, including without limitation as an employer, principal agent, joint venturer, partner or otherwise, during the two (2) year period following the Closing Date, (i) purchase, acquire, construct or operate a tube mill for hydroforming products in North America, or
(ii) own or acquire more than five per cent (5%) of the equity securities of any entity that owns or operates such a tube mill, provided however that Vendor shall not be in breach under this Section 8.2 if it purchases or acquires, directly or indirectly, all or any portion of any entity, the activities of which do not consist primarily of the operation of a tube mill for hydroforming products. Effective as of the Closing,

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Vendor and its Affiliates shall be, and Purchaser shall cause them to be released from all obligations arising under the Formation and Operating Agreement of the Company, including without limitation those contained in
Section 6.6

8.3 FURTHER ASSURANCES.

     From time to time after the Closing Date, each Party shall, at the request of any other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Interest to the Purchaser and carry out the intent of this Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1 NOTICES.

     Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication (excluding by way of electronic mail) addressed:

     (a)  to Purchaser or to Company at:

          Novamerican Tube Holdings Inc.
          2175 Hymus Boulevard
          Dorval, Quebec
          H9P 1J8

          Attention:    Christopher H. Pickwoad
                        Chief Operating Officer
          Facsimile:    (514) 368-6403

          with a copy to Stikeman Elliott LLP at:

          1155 Rene-Levesque Boulevard West
          Suite 4000
          Montreal, Quebec
          H3B 3V2

          Attention:    Michael Richards, Esq.
          Facsimile:    (514) 397-3610

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     (b)  to Vendor at:

          ISG Venture Inc.
          3250 Interstate Drive
          2nd Floor
          Richfield, Ohio
          44286-9000

          Attention:    Gordon Spelich
          Facsimile:    (330) 659-9132

          With a copy to:

          Jones Day
          901 Lakeside Avenue
          North Point
          Cleveland, Ohio
          44114-1190

          Attention:    David D. Watson, Esq.
          Facsimile:    (216) 579-0212

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (local time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication (excluding by way of electronic mail) on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

9.2 TIME OF THE ESSENCE.

     Time shall be of the essence of this Agreement.

9.3 ANNOUNCEMENTS.

     Each Party shall consult with the others prior to any press release or public statement or announcement ("PUBLIC STATEMENT") with respect to the transaction contemplated in this Agreement if such Public Statement is required by Law or by any stock exchange or organized securities market. No Party shall make any other announcement regarding the transaction contemplated herein without the prior written consent of the other Parties in their sole discretion, and the Parties shall disclose the transaction only to such of their employees and professional advisers who have a need to know.

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9.4 THIRD PARTY BENEFICIARIES.

     The Vendor and the Purchaser intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and the Company and no Person, other than the Parties to this Agreement and the Company shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

9.5 EXPENSES.

     Except as otherwise provided herein, the Purchaser and the Vendor shall pay for their own fees and expenses, incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby, including, without limitation, legal and accounting fees and expenses.

9.6 AMENDMENTS.

     This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Vendor and the Purchaser.

9.7 WAIVER.

(1) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

(2) No failure on the part of the Vendor or the Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

9.8 NON-MERGER.

     Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

9.9 ENTIRE AGREEMENT.

     This Agreement together with the agreements referred to herein constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection

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with the subject matter of this Agreement except as specifically set forth herein and therein and neither Purchaser nor the Vendor has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

9.10 SUCCESSORS AND ASSIGNS.

     This Agreement shall become effective when executed by the Vendor and the Purchaser and after that time shall be binding upon and enure to the benefit of the Vendor, the Purchaser and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by the Vendor without the prior written consent of the Purchaser. The Purchaser may assign and transfer this Agreement and any of its rights and obligations under this Agreement to an Affiliate without the prior written consent of the Vendor, provided that the Purchaser shall not by reason of any such assignment and transfer be released from its obligations hereunder.

9.11 INCONSISTENCY.

     This Agreement shall override the Schedules annexed hereto to the extent of any inconsistency.

9.12 SEVERABILITY.

     If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

9.13 GOVERNING LAW.

     This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of laws.

9.14 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

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     IN WITNESS WHEREOF the Parties have executed this Purchase Agreement as of the date first mentioned above.


                                         NOVAMERICAN TUBE HOLDINGS INC.


                                         By:  /s/ Christopher H. Pickwoad
                                              _________________________________
                                              Duly authorized officer




                                         ISG VENTURE INC.


                                         By:  /s/ Gordon Spelich
                                              _________________________________
                                              Gordon Spelich
                                              Vice President


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